ImmuCell Announces Sales Growth and Other Financial Results for Three and Nine Months Ended September 30, 2004

PORTLAND, ME -- 10/19/2004 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine month periods ended September 30, 2004.

For the three months ended September 30, 2004, product sales increased by 8%, or $63,000, to $808,000, in comparison to the same period in 2003. For the nine months ended September 30, 2004, product sales increased by 14%, or $317,000, to $2,668,000, in comparison to the same period in 2003.

"Our core business is experiencing steady sales growth, with expected seasonal fluctuations," commented Michael F. Brigham, president and CEO, "while we continue to fund the development of Mast Out®."

The Company recognized a net loss of $(5,000) for the three months ended September 30, 2004, compared to a net loss of $(38,000), or $(0.01) per share, during the same period in 2003. For the nine months ended September 30, 2004, the Company recognized income before income taxes of $190,000. This compared with income before income taxes of $920,000 for the same period in 2003, which included $1,100,000 in other income from the sale of the Company's interest in a non-core joint venture. Net income of $109,000, or $0.04 per diluted share, was recognized for the nine months ended September 30, 2004, compared to net income of $539,000, or $0.19 per diluted share, for the same period in 2003.

During the three month period ended September 30, 2004, research and development expenses increased by 1%, or $3,000, to $272,000, comprising 32% of total revenues in 2004. During the nine month period ended September 30, 2004, research and development expenses decreased by 16%, or $138,000, to $735,000, comprising 27% of total revenues in 2004. The primary focus of the Company's research and development efforts continues to be Mast Out, its Nisin-based treatment for mastitis in lactating dairy cows.

The Company's cash and short-term investments decreased by $4,000, to $4,241,000 at September 30, 2004, as compared to $4,245,000 at December 31, 2003. Stockholders' equity increased by 2%, or $145,000, to $7,515,000 at September 30, 2004, as compared to $7,370,000 at December 31, 2003.

ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industries. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

                                    (Unaudited)             (Unaudited)
                                Three Months Ended       Nine Months Ended
                                   September 30,           September 30,
(In thousands, except per share   2004       2003         2004       2003
amounts)                        -------    -------      -------    -------
Revenues:
Product sales                   $   808    $   745      $ 2,668    $ 2,350
Other revenues                       38         43           85        183
                                -------    -------      -------    -------
Total revenues                      846        788        2,753      2,533

Cost and expenses:
Product costs                       343        335        1,102      1,044
Research and development
 expenses                           272        270          735        874
Selling, general and
 administrative expenses            251        253          767        829
                                -------    -------      -------    -------
Total costs and expenses            866        858        2,604      2,747
                                -------    -------      -------    -------

Net operating (loss) income         (20)       (70)         149       (214)

Interest and other income            15         12           41      1,134
                                -------    -------      -------    -------

(Loss) income before income
 taxes                               (5)       (58)         190        920
Income tax expense (benefit)          -        (20)          81        381
                                -------    -------      -------    -------
Net (loss) income               $    (5)   $   (38)     $   109    $   539
                                =======    =======      =======    =======

Net (loss) income per
 common share:
Basic                           $ (0.00)   $ (0.01)     $  0.04    $  0.20
Diluted                         $ (0.00)   $ (0.01)     $  0.04    $  0.19

Weighted average common
 shares outstanding:
Basic                             2,758      2,741        2,753      2,737
Diluted                           2,758      2,741        2,957      2,813

                                       (Unaudited)
                                     At September 30,    At December 31,
                                           2004               2003
                                         -------            -------
(In thousands)
Cash and short-term investments          $ 4,241            $ 4,245
Total assets                               8,177              8,187
Net working capital                        5,119              4,965
Stockholders' equity                     $ 7,515            $ 7,370

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106